Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the NovaBay Pharmaceuticals, Inc. 2017 Omnibus Incentive Plan, of our report dated March 26, 2020 (which report expresses an unqualified opinion and includes an explanatory paragraph related to substantial doubt about the Company’s ability to continue as a going concern), relating to the consolidated financial statements of NovaBay Pharmaceuticals, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ OUM & CO. LLP

San Francisco, California

January 15, 2021